Exhibit 10.4
Revised: 12/29/2008
CSS INDUSTRIES, INC.
SEVERANCE PAY PLAN
FOR SENIOR MANAGEMENT
AND
SUMMARY PLAN DESCRIPTION
Amended and Restated Effective December 29, 2008

INTRODUCTION
The purpose of the CSS Industries, Inc. Severance Pay Plan for Senior Management (the “Plan”) is to provide payments on a discretionary basis to certain key employees of CSS Industries, Inc. (“CSS”) and its subsidiaries whose employment is terminated for a reason covered by the Plan. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan.
The Plan is intended to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In essence, benefits under the Plan are intended to be supplemental unemployment benefits. The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits.
CSS, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan. All actions taken by CSS shall be in its role as the sponsor of the Plan, and not as a fiduciary. Nothing in the Plan will be construed to give any employee the right to receive severance payments or to continue in the employment of CSS and any of its subsidiaries. The Plan is unfunded, has no trustee, and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and 29 C.F.R. § 2510.3-2(b) and is to be administered as a “top hat” welfare plan exempt from the substantive requirements of ERISA. Please review the section entitled “Amendment and Termination of the Plan” regarding CSS’ reservation of future rights.
The Plan was originally effective as of October 9, 2006 with respect to terminations occurring on or after October 9, 2006. The Plan is amended and restated effective as of December 29, 2008, in order to comply with the requirements of Section 409A of the Code and the final regulations promulgated thereunder, and applies with respect to terminations occurring on or after December 29, 2008. The Plan, in the form set forth herein, supersedes all prior severance pay plans, policies, agreements or practices, whether formal or informal, written or unwritten, of CSS and its subsidiaries under which CSS or any of its subsidiaries provided severance benefits prior to the effective date of this Plan, with the exception of any individual employment contract that contains a severance pay provision that provides severance in excess of the amount an employee would be eligible to receive under this Plan. The Plan will continue until terminated as provided herein.
GENERAL INFORMATION
1.	Plan Name: CSS Industries, Inc. Severance Pay Plan for Senior Management

2.	Plan Number: 506

3.	Plan Sponsor:	CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103

4.	Employer Identification Number: 13-1920657
5.	Type of Plan: Welfare Benefit – Severance Pay Plan

6.	Plan Administrator:	Severance Plan Administrative Committee
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103
7.	Agent for Service of Legal Process: The Plan Administrator at the address above.
8.	Sources of Contributions: The Plan is unfunded and CSS and the Participating Subsidiaries pay the cost of coverage from their assets.
9.	Type of Administration: The Plan is administered by the Plan Administrator with benefits provided in accordance with the provisions of this Plan document.
10.	Recordkeeping: The Plan and its records are kept on a fiscal year basis, April 1 through March 31.
11.	Participating Subsidiaries: The subsidiaries and affiliates of CSS that participate in the Plan are identified in the attached Exhibit B.
DEFINITIONS
Cause: Except to the extent otherwise specified by CSS, a finding by the Employer that you have: (i) violated your Employer’s Code of Ethics Policy; (ii) violated the CSS Anti-Harassment Policy; (iii) violated your Employer’s Drug-Free Workplace Act Policy; (iv) committed insubordination; (v) abused other employees; (vi) engaged in theft; (vii) engaged in dishonesty; (viii) engaged in actions of a criminal nature; (ix) willfully neglected job responsibilities; (x) violated any other CSS or Employer policy; (xi) demonstrated significantly deficient job performance that is a willful failure by you to improve your performance despite communication(s) by your Employer regarding the performance improvement required by the otherwise eligible employees; (xii) committed other act(s) detrimental to your Employer, its parent or subsidiaries, its employees, and/or its customers; or (xiii) engage in or become concerned with, either on your own behalf or on behalf of any other person, firm, or corporation, any business or activity which is the same, similar to, or competitive with that conducted by, engaged in, or developed for later implementation by the Employer.
Code: Internal Revenue Code of 1986, as amended.
Committee: The Human Resources Committee of the Board of Directors of CSS.

Comparable Job: A job with no decrease in total annual compensation (base salary plus target bonus, if applicable), and which would require the affected individual to report to a principal business location that is less than 50 miles from the affected individual’s current principal business location. The Plan Administrator will have the sole discretion to determine whether a job is a Comparable Job for purposes of the Plan.
CSS: CSS Industries, Inc.
Employer: CSS and any Subsidiary.
Employment Termination Date: The date on which your employment relationship with the Employer is involuntarily terminated by the Employer.
Plan Administrator: The Severance Plan Administrative Committee as designated by CSS to administer the Plan in accordance with its terms, or its delegate.
Release: The release and discharge of the Employer and all affiliated persons and entities from any and all claims, demands and causes of action relating to your employment with the Employer, other than as to any vested benefits to which you may be entitled under any Employer benefit plan, which will be in such form as may be proscribed by the Employer, acting as plan sponsor and as a fiduciary, from time to time and with such modifications as the Employer deems appropriate for your individual situation.
Senior Management Employee: For purposes of this Plan, (A) any employee of CSS who either (i) has the officer title of President, Vice President, Treasurer or Secretary with such entity, or (ii) serves as the Managing Director of CSS Pacific Rim Limited; and (B) any employee of Cleo Inc, Berwick Offray LLC, C.R. Gibson, LLC or Paper Magic Group, Inc. who either (i) has the officer title of President of such entity or (ii) has the officer title of Vice President with, and directly reports to the President of, such entity (but excludes any such individual who directly reports to the President of such entity on an interim basis as a result of a vacancy in an officer level position reporting directly to such President).
Severance Pay: The severance benefits that will be offered to you if you incur a termination of employment with the Employer for a reason set forth in the Plan.
Subsidiary: Any subsidiary of CSS that is designated by the Committee as a participating employer in the Plan and is listed on the attached Exhibit B.
COVERAGE
You will be eligible to participate in this Plan if you are a Senior Management Employee at the time of your termination of employment. You will not be eligible to participate in this Plan if you are not a Senior Management Employee at the time of your termination of employment and you are covered by an employment agreement or other agreement that provides severance benefits on account of an involuntary termination of employment that is greater than the amount that would be payable to you under the Plan.

ELIGIBILITY
A. When You Are Eligible
You are eligible for Severance Pay if (i) your employment with your Employer has been terminated by the Employer for any reason other than on account of Cause, your death or you become disabled and you are not otherwise ineligible for severance pay as set forth in section B. below; and (ii) you sign and do not revoke the Employer’s standard Release.
The foregoing in no way limits the right of the Employer to (i) terminate your employment and (ii) provide severance under other circumstances, in each case, as determined by the Employer in its sole and absolute discretion.
B. When You Are Not Eligible
You are not eligible for Severance Pay in any of the following circumstances:
1.	You voluntary resign, including retirement, for any reason or no reason.

2.	You are discharged involuntarily for violation of Employer rules, or for Cause, or the Employer discovers following your Employment Termination Date that you engaged in conduct that constitutes Cause during or after your employment with the Employer.

3.	You are terminated by your Employer after you are offered a Comparable Job and you refuse to accept the Comparable Job.

4.	You are covered by an individual employment agreement or other agreement that provides severance in excess of the amount you would be eligible to receive under the Plan.

5.	Prior to or on your last day of scheduled employment, you die or prior to notification of an Employment Termination Date, you experience a physical or mental condition entitling you to any sick pay, disability or workers compensation.
Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion and acting on behalf of the Employer as the Plan sponsor and not as a fiduciary, reserves the right (a) to determine whether an employee satisfies the eligibility requirements for Severance Pay, (b) to award Severance Pay to a terminated employee not otherwise eligible, (c) to deny benefits to an employee otherwise eligible under the terms of the Plan, (d) to award benefits to any terminated employee in a greater or lesser amount than provided for in the Plan, and/or (e) to pay out benefits in a manner or on a schedule other than provided for in the Plan.

PLAN BENEFITS
Severance Pay
If you are selected to receive Severance Pay under the Plan, as determined by the Committee, the benefit for which you may be eligible may be based upon your years of service, compensation, or any other factors determined to be relevant by the Committee. For example, your past contributions to the Employer’s business, the conditions in the employment market, and other equitable considerations may be relevant factors. However, the Committee may provide a fixed level or schedule of benefits in connection with any special termination program designated by the Committee; provided, that such program shall not provide less benefits than that provided under this Plan. In the absence of any other determination, if your employment is terminated for a reason described above under “When you are Eligible,” your Severance Pay will be equal to your weekly base pay for the period determined in accordance with the chart set forth on the attached Exhibit A.
Years of service for purposes of the chart in Exhibit A shall be full calendar years measured from your employment commencement date with your Employer (and each anniversary thereof). For purposes of determining your total number of calendar years, you will be provided with credit for all of your years of service with any Employer that participates in this Plan. Therefore, if you transfer between Employers, your service with all such Employers will be counted. For purposes of determining your employment commencement date, the date you first worked for an Employer will be used. If you worked for an entity whose business or assets have been acquired by an Employer, your service with such entity prior to the acquisition will only be counted if determined by the Employer. No partial years of service will be counted. Therefore, if your total years of service includes a period of months that is less than 12, your total years of service will be rounded down to the nearest whole year.
Weekly base pay is your weekly rate of wages or salary in effect on your Employment Termination Date, excluding all extra pay, including, but not limited to, incentive bonuses, overtime pay, commissions, car allowances or other allowances, Employer contributions to the Employer’s 401(k) plan and other deferred compensation arrangements and other Employer paid benefits.
Severance Pay will be paid from the general assets of the Employer and will be paid to you in equal installments according to your Employer’s normal payroll schedule over a period of time that is equivalent to the severance period determined in accordance with the chart set forth on the attached Exhibit A, commencing within sixty (60) days after your Employment Termination Date, unless delay is required as described below. Your entitlement to Severance Pay under this Plan is expressly conditioned on your execution and non-revocation of the Release. If you do not execute the Release or you revoke the Release you will not be entitled to Severance Pay under this Plan. Severance Pay will be subject to all applicable federal, state and local tax withholding requirements.
All fringe benefits, including health and welfare, pension, life insurance, vacation and personal days, will cease on your Employment Termination Date, regardless of whether Severance Pay is made after that date.

If you receive Severance Pay under this Plan and elect health care continuation coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”) following termination of your employment, the Employer will pay for a portion of the monthly COBRA premium, on the same basis as the Employer pays for a portion of such coverage for active employees, for the severance period; provided, that in order to receive such continued coverage, you must pay to your Employer, at the same time that premium payments are due for the month, an amount equal to the full monthly premium payments required for such monthly coverage and your Employer will reimburse to you the amount of such monthly premium, less the amount that you would have been required to pay for such coverage if you were employed by your Employer at such time (the “Health Payment”), within ten (10) days following the due date of such premiums. In addition, unless delay is required as described below, on each date on which the monthly Health Payment is paid to you, your Employer will pay to you an additional amount equal to the federal, state and local income and payroll taxes that you incur on each monthly Health Payment (the “Health Gross-Up Payment”). Your entitlement to the Health Payment and Health Gross-Up Payment will continue until the earlier to occur of (i) the end of the severance period, (ii) you cease to receive Severance Pay, or (iii) you do not pay the full monthly premium for COBRA coverage.
If you die before you have received Severance Pay to which you are entitled under the Plan, your Severance Pay will be paid to your estate within sixty (60) days from the date of your death.
When Benefits End
Severance Pay and any other benefits will be discontinued immediately if:
1.	The Employer determines that you engaged in any of the actions defined above as “Cause,” even if such determination is made following your Employment Termination Date.

2.	You breach any term of your Release, post-employment agreement, or other agreement relating to your employment.
CLAIMS PROCEDURE
Any request or claim for Severance Pay shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

The Plan Administrator, or its designee, shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within ninety (90) days of receipt of the claim for Severance Pay, unless special circumstances require an extension of such ninety (90)-day period for not more than an additional ninety (90) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial ninety (90)-day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date the claimant responds to the request for additional information. The response shall:
1.	be in writing or in electronic form,

2.	be written in a manner calculated to be understood by the claimant, and

3.	in the case of an adverse benefit determination:
a.	set forth the specific reason(s) for the denial of benefits;

b.	contain specific references to Plan provisions on which the denial is based;

c.	describe any additional material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and

d.	describe the Plan’s review procedures and the time limits applicable to such procedures, and include a statement of the claimant’s right to bring a civil action under section 502(a) of the ERISA following an adverse benefit determination on review.
If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant, the Plan Administrator’s determination shall become final and conclusive.
If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents and records, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits. In the course of the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

The Plan Administrator shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60)-day period for not more than an additional sixty (60) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60)-day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner calculated to be understood by the claimant of:
1.	the specific reason(s) for the adverse benefit determination;

2.	the specific Plan provisions on which the decision was based;

3.	the claimant’s right to receive, upon request and free of charge, and reasonable access to, copies of all documents, records and other information relevant to such claim; and

4.	a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.
No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.
PLAN ADMINISTRATION
The Severance Plan Administrative Committee will be the Plan Administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA. The Severance Plan Administrative Committee shall consist of one or more persons appointed by CSS. The Severance Plan Administrative Committee may, however, delegate to any person, committee or entity any of its power or duties under the Plan.
The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved for Employers). The decisions of the Plan Administrator and the Committee in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

SECTION 409A
Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and all installment payments shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.
To the maximum extent permitted under section 409A of the Code, the cash severance payments payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to you during the six (6) month period following you Employment Termination Date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of your Employment Termination Date, your Employer’s (or any entity required to be aggregated with the Employer under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Employer (or any successor thereto) in accordance with the Employer’s (or any successor thereto) “specified employee” determination policy), then the Employer shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following your Employment Termination Date with the Employer (or any successor thereto) for six (6) months following your Employment Termination Date. The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following your Employment Termination Date (or any successor thereto) and any installments payable to you after such six (6) month period shall continue in accordance with their original schedule. If you die during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death.
The payment by the Employer of a portion of the applicable COBRA premium during the severance period is intended to qualify for the exception for deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B).
AMENDMENT AND TERMINATION OF THE PLAN
CSS reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason. An amendment to the Plan may not discontinue or change any payments to a terminated employee who commenced receiving Severance Pay under the Plan prior to the effective date of the amendment of the Plan. If the Plan is terminated, no further benefits will be payable under the Plan to any employee who has not commenced receiving Severance Pay prior to the effective date of such termination.

NONALIENATION OF BENEFITS
You do not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event you attempt to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.
ERISA RIGHTS STATEMENT
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information about the Plan and Benefits
•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of employees and other Plan participants and beneficiaries. No one, including your Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforcing Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210 (web address: www.dol.gov/dol/pwba). You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

EXHIBIT “A”
SEVERANCE PAY FORMULA
1. CSS’ President and Chief Executive Officer; CSS’ Officers Reporting to CSS’ President (excluding any individual who directly reports to CSS’ President on an interim basis as a result of a vacancy in an officer level position reporting directly to CSS’ President); and Presidents of Cleo Inc, Berwick Offray LLC, C.R. Gibson, LLC and Paper Magic Group, Inc.:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (The maximum allowance)
2. All other Senior Management Employees:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	12
Over 2 years up to 5 years	26
Over 5 years up to 10 years	39
Over 10 years	52 (The maximum allowance)

EXHIBIT “B”
PARTICIPATING EMPLOYERS
Cleo Inc
Berwick Offray LLC
Paper Magic Group, Inc.
C.R. Gibson, LLC